Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Kearny Financial Corp.

Fairfield, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-204449 and 333-216119) of Kearny Financial Corp. and Subsidiaries of our report dated August 28, 2018, relating to the consolidated financial statements as of and for the fiscal year ended June 30, 2018 and the effectiveness of Kearny Financial Corp. and Subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Livingston, New Jersey
August 28, 2018